UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Joseph A.  Marengi
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/4/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Americas
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/4/ |M   | |40000             |A  |$22.94     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |S   | |32888             |D  |$30.01     |                   |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |S   | |6812              |D  |$30.0101   |                   |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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Common Stock               |11/4/ |S   | |300               |D  |$30.00     |91200 2            |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$25.45  |     |    | |           |   |3    |9/5/2|Common Stock|       |       |200000      |D  |            |
ions                  |        |     |    | |           |   |     |012  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$27.64  |     |    | |           |   |4    |3/7/2|Common Stock|       |       |200000      |D  |            |
ions                  |        |     |    | |           |   |     |012  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$22.94  |11/4/|M   | |40000      |D  |5    |2/12/|Common Stock|40000  |N/A    |160000      |D  |            |
ions                  |        | 2002|    | |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$24.09  |     |    | |           |   |6    |6/18/|Common Stock|       |       |1000000     |D  |            |
ion                   |        |     |    | |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$22.10  |     |    | |           |   |7    |9/6/2|Common Stock|       |       |200000      |D  |            |
ions                  |        |     |    | |           |   |     |011  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |8    |7/17/|Common Stock|       |       |86520       |D  |            |
ions                  |        |     |    | |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$37.5938|     |    | |           |   |9    |8/22/|Common Stock|       |       |100000      |D  |            |
ion                   |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |10   |3/26/|Common Stock|       |       |83248       |D  |            |
ions                  |        |     |    | |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$37.5938|     |    | |           |   |11   |8/22/|Common Stock|       |       |100000      |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Op|$43.438 |     |    | |           |   |12   |3/02/|Common Stock|       |       |175000      |D  |            |
tions                 |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |13   |9/23/|Common Stock|       |       |89510       |D  |            |
ions                  |        |     |    | |           |   |     |2009 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. This sale was executed pursuant to an irrevocable instruction to sell a specified number of shares at a specified price entered on 3/8/02.
2. Represents 91,200 shares of restricted stock scheduled to vest in accordance with the following schedule: 45,760 shares on 7/1/03 and 45,440 shares on 7/1/04.
3. Exercisable in accordance with the following schedule: 40,000 shares on 9/5 of each year from 2003 through 2007.
4. Exercisable in accordance with the following schedule: 40,000 shares on 3/7 of each year from 2003 through 2007.
5. Exercisable in accordance with the following schedule: 40,000 shares on 2/12 of each year from 2003 through 2006.
6. Exercisable in accordance with the following schedule: 200,000 shares on 6/18 of each year from 2002 through 2006.
7. Exercisable in accordance with the following schedule: 40,000 shares on 9/6 of each year from 2002 through 2006.
8. Exercisable in accordance with the following schedule: 17,304 shares on 7/17 of each year from 2001 through 2005.
9. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2007.
10. Currently exercisable.
11. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2001 through 2005.
12. Exercisable in accordance with the following schedule: 35,000 shares on 3/2 of each year from 2001 through 2005.
13. Exercisable according to the following schedule: 17,902 shares on 9/23 of each year from 2000 thorugh 2004.